Exhibit 23

EXHIBIT (1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (No. 333-121584 and 333-145074) on Form S-8 of Sanofi-Aventis of our report dated June 22, 2011, with respect to the statements of net assets available for benefits of the Sanofi Pasteur Inc. 401(k) Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Sanofi Pasteur Inc. 401(k) Plan.

/s/Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 22, 2011